Exhibit 23A





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
CNB Financial Corp.:

We consent to incorporation by reference in the following registration statements:

  File No. 33-63176 on Form S-3, and
  File No. 333-66721 on Form S-8

of CNB Financial Corp. of our report dated February 19, 1999, relating to the consolidated balance sheets of CNB Financial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1998 Annual Report on Form 10-K of CNB Financial Corp.


/s/ KPMG LLP

Albany, New York
March 25, 1999